August 18, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pac-West Telecomm, Inc. and subsidiaries (the "Company") and, under the date of February 13, 2004, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002. On August 16, 2004, we were dismissed. We have read the Company's statements included under Item 4 of its Form 8-K dated August 18, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with the Company's statement that BDO Seidman, LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Very truly yours,

/s/ KPMG LLP